URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

NEWS RELEASE

JANCHIVLAN DRILL PROGRAM COMMENCES

COMPANY PLANS 8 HOLES WITH A TOTAL
OF 1,500M ON TWO SUB-TARGET ZONES

November 6, 2007

Beijing, China - Uranium 308 Corp. (OTCBB: URCO) (The “Company”) is pleased to announce the start of the first stage of a drilling program on its wholly owned Janchivlan uranium project, located 70 km southeast of Ulaanbaatar, the capital of Mongolia.

Diamond-core drilling commenced on October 26 in the south sub-area of Target 2 and started in north sub-area of Target 3 on November 1. Images of drilling activity have been posted on the Company website. The program design is based on geological information generated from recently completed surface geological exploration programs.

The mineralized zones were identified in the surface exploration programs conducted from mid-August until mid-October. The Company’s exploration team excavated 22 trenches to expose the bedrock, removing 17,000 square meters of overburden. All trenches were logged, mapped, surveyed with radiometric equipment, and sampled.

The goal of the first stage of drilling is to intersect four identified uranium mineralized zones of the two targets. This will allow the Company to interpret the structures and the extent of the mineralization. Results from the first four holes will guide the design of a second set of four holes. The total planned meterage of this stage is approximately 1,500m.

Drill cores are being sampled and prepared for lab analysis. Drill holes are also being probed with a downhole radiometric gamma measurement tool that enables decision-making in the field for fine-tuning the drill program.

Radiometric survey results from trenching identified seven mineralized trends with uranium grades above industry cutoffs; four from the south sub-area of Target 2 and three from the north sub-area of Target 3. The highest radiometric result came from trench CK3808 in the north sub-area of Target 3 with a grade as high as 0.254% eqv. U3O8. Detailed radiometric profiles of the trenches are posted on the Company website.

Channel samples from trenches have been assayed by SGS Group Ulaanbaatar for multi-element analyses and are en route to the SGS Group Lab in Toronto, Canada, for additional analysis of other key elements. The first batch of channel samples (159 samples) from 6 trenches of the south sub-area of Target 2 were sent to SGS Group Toronto in late September; final results of the sample analysis are expected in the second week of November. An additional 452 channel samples from the trenching program are being prepared for immediate shipment to SGS Group Toronto. The laboratory analysis will verify field radiometric data that was collected in the trenching program.

About Uranium 308 Corp.

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.